Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS
1st QUARTER RESULTS

CRANFORD, NJ, May 3, 2012 – Metalico, Inc. (NYSE Amex: MEA) today reported earnings of $0.05 per share and net income of $2.2 million for the first quarter.

The Company posted sales of $164 million for the quarter ended March 31, 2012, compared to $182 million for the 2011 first quarter. The prior-year period benefitted from a significant increase in prices of virtually all metals. Metalico posted net income of $8.8 million or $0.19 per share in the first quarter of 2011.

Operating income of $5.9 million in the 2012 first quarter was down from $17 million year-over-year, but improved substantially from an operating loss of $2.3 million in the fourth quarter of 2011.

Sequential Comparison to Fourth Quarter of 2011

•	Sales grew 25% to $164 million from $132 million.

•	Operating income recovered to $5.9 million from a $2.3 million loss.

•	Net income also improved to $2.2 million from a net loss of $3.1 million.

•	Earnings per share was $0.05 compared to a loss of $0.06 per share.

•	EBITDA recovered to $10.3 million from $2.1 million.

•	Unit volumes shipped increased by 28% for ferrous scrap and 56% for non-ferrous scrap.

•	PGM troy ounces recycled fell 23% to 20,800 from 27,000.

•	Minor Metal shipments rose 28% to a record 631,000 pounds from 494,000.

•	Lead product shipments increased by 23% to 10.6 million pounds from 8.6 million pounds.

Prior Year’s First Quarter Comparison

Year-over-year first quarter comparisons reflect lower financial and mixed volume results:

•	Sales fell 9.8% to $164 million from $182 million.

•	Operating income declined to $5.9 million from $17 million.

•	Net income decreased to $2.2 million from $8.8 million.

•	Earnings per share fell to $0.05 compared to $0.19.

•	EBITDA dropped to $10.3 million from $20.9 million.

•	Non-ferrous unit volume shipments increased 27% while ferrous volume fell by 7%.

•	PGM unit volumes declined 40% to 20,800 troy ounces from 34,700 troy ounces.

•	Minor Metal shipments rose 24% to 631,000 pounds from 508,000 while unit average pricing was up by 4%.

•	Lead product shipments of 10.6 million pounds improved 3% over 2011’s 10.3 million pounds.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $6.3 million of operating income in the first quarter compared to $13.7 million last year. The PGM and Minor Metals segment generated operating income of $0.9 million versus $4.7 million. The Company’s Lead Fabrication segment reported operating income of $0.7 million compared to $1.2 million in the prior-year period. See chart below for further details.

In-transit metal shipments not received by consumers by March 31 were excluded from the results. In-transits, predominantly 7,400 gross tons of ferrous scrap, represent $3.2 million of revenue which will be recognized in the second quarter.

Metalico’s new Buffalo shredder began commercial operations and shipped 7,000 gross tons of shredded product through March. Another 7,000 gross tons was shipped in April. The Company plans a gradual production ramp-up to approximately 12,500 gross tons of total finished products per month.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Operating performance in the first quarter improved substantially over results of Q4 last year. All three operating segments returned to profitability in the period, indicating that efforts to improve metal margins are taking hold despite the challenging and competitive environment that continues in our industry.

“Unfortunately, results were nowhere near the record performance posted in the comparable period last year, which benefitted from sharply higher selling prices relative to much lower inventory carrying costs paired to those sales.”

He added, “As we observed after the fourth quarter, contracting volume and continued pressure on PGM margins were the major contributing factors in the under-performance of that segment and consequently of the Company.

“Our efforts will continue to be concentrated on expanding metal margins, controlling operating costs and growing throughput and revenue from internal start-up operations in Western New York, Texas and New Jersey. A key feature of the plan is expanding business with existing customers and sourcing new supplier relationships to better utilize processing capacity.”

Volume Comparisons

Quarterly volume of units sold
			Q1 2012		Q1 2012
	Q1 2012	Q4 2011	Change	Q1 2011	Change

Ferrous (gross tons)	136,600	107,000	28%	147,100	-7%
Non-Ferrous (pounds)	48,481,000	31,011,000	56%	38,066,000	27%
PGM (troy ounces)	20,800	27,000	-23%	34,700	-40%
Lead (pounds)	10,613,000	8,631,000	23%	10,277,000	3%
Minor Metals (pounds)	631,000	494,000	28%	508,000	24%

Balance Sheet Summary

The Company continued to strengthen liquidity with working capital growing by $7 million to $122.4 million. Metalico’s outstanding debt rose to $139.6 million as of March 31, 2012, from $128.8 million at December 31, 2011. The increase resulted principally from borrowings under the Company’s revolving credit facility to finance the $26.6 million increase in receivables.
Additionally, since the start of the year the Company has repurchased $6.6 million of its outstanding convertible notes, lowering the balance to $69.6 million.

Shareholders’ equity increased by $2.6 million to $194.5 million as of March 31, 2012, from $191.9 million as of December 31, 2011. Availability under the revolving credit facility finished the quarter at $54 million.

As of March 31, 2012, Metalico had 47,556,074 common shares issued and outstanding.

Outlook and Update

It is evident that the first half of 2012 will underperform record results of the first half of 2011, but the Company expects that the second half of 2012 will outperform the second half of 2011.

Ferrous: After a dip in February, ferrous market pricing stabilized heading into the second quarter. Metalico expects steel industry capacity utilization and scrap selling prices will remain relatively stable, although some pockets of weakening mill demand may occur. The challenge will continue to be sourcing material at acceptable margins.

Non-Ferrous (Including Aluminum De-ox): With the exception of copper prices, which rose, base metals trended modestly lower during the first quarter. However, due to a change of mix to more copper, Metalico’s average selling prices of non-ferrous products rose 5%. The Company anticipates that unit shipments for all non-ferrous products will remain steady or increase modestly. The mix of metals sold may trend more towards copper over the next few months. Robust demand for de-ox and varied other aluminum products will continue to fuel the growth in volumes shipped started in the first quarter.

PGM’s: Pricing for PGM’s rose early in the first quarter but has been trending down since early March. Metalico expects continued price volatility within a narrow trading range over the next few months. Current prices are expected to continue limiting unit volume as large suppliers look to hold back or auction off product in the hope of higher PGM prices.

Minor Metals: Both pricing trends and demand for Minor Metals products were steady during the quarter. Favorable market conditions should continue through at least mid-year, and that volumes shipped will remain steady throughout the year.

Lead Fabricating: Product shipments have remained stable over the last three months and expectations are for seasonal volume increases as construction activity and storm-related roof and building repairs kick in.

About Metalico
Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates 27 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2012, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2012	March 31, 2011
Revenue	$164,085	$181,967

Costs and expenses:
Operating expenses	146,887	153,643
Selling, general & administrative expenses	7,328	8,020
Depreciation & amortization	3,975	3,320

	158,190	164,983

Operating income	5,895	16,984

Financial and other income (expense)
Interest expense	(2,312)	(2,453)
Gain on debt extinguishment	93	-
Financial instruments fair value adjustment	(152)	(81)
Other	4	(24)

	(2,367)	(2,558)

Income before income taxes	3,528	14,426
Provision for federal and state income taxes	1,312	5,663

Net income	$2,216	$8,763

Diluted earnings per common share	$0.05	$0.19

Diluted weighted average common shares outstanding	47,496,755	47,219,740

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2012	2011
Assets:

Current Assets	$166,616	$154,089
Property & Equipment, net	95,450	91,361
Intangible and Other Assets	119,336	119,443

Total Assets	$381,402	$364,893

Liabilities & Stockholders’ Equity:

Current Liabilities	$44,178	$38,850
Debt & Other Long-Term Liabilities	142,683	134,141

Total Liabilities	186,861	172,991
Stockholders’ Equity	194,541	191,902

Total Liabilities & Stockholders’ Equity	$381,402	$364,893

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, gain on debt extinguishment, income taxes, other income/expense, depreciation and amortization and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
	(UNAUDITED)
	($ thousands)
EBITDA	$10,287	$20,888
Less:
Interest expense	2,312	2,453
Stock-based compensation	417	584
Provision for federal and state income taxes	1,312	5,663
Gain on debt extinguishment	(93)	-
Depreciation and amortization	3,975	3,320
Financial instruments fair value adjustments	152	81
Other	(4)	24

Net income	$2,216	$8,763

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended March 31, 2012 and 2011. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)
Quarter Ended March 31, 2012

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	And Other
Operating income before Corporate overhead	$5,895	$ 6,332	$ 940	$ 685	($2,062)
less: Corporate overhead	-	(1,230)	(495)	(165)	1,890

Segment operating income	$5,895	$ 5,102	$ 445	$ 520	($172)

Quarter Ended March 31, 2011

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	And Other
Operating income before Corporate overhead	$16,984	$13,747	$4,663	$1,152	($2,578)
less: Corporate overhead	-	(990)	(630)	(240)	1,860

Segment operating income	$16,984	$12,757	$4,033	$ 912	($718)